Exhibit (p)

KKR US DIRECT LENDING FUND-U

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into on August 22, 2023 by and between KKR US Direct Lending Fund-U, a Delaware statutory trust (the “Fund”), and KKR US Direct Lending Fund-U Holdings L.P. (the “Subscriber”);

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, one (1) share of beneficial interest of the Fund (the “Common Share”) for a purchase price of $10.00.

NOW THEREFORE, IT IS AGREED:

1.

The Subscriber subscribes for and agrees to purchase from the Fund one (1) Common Share for a purchase price of $10.00. The Subscriber agrees to make payment for this Common Share at such time as demand for payment may be made by an officer of the Fund.

2.	The Fund agrees to issue and sell said Common Share to the Subscriber promptly upon its receipt of the purchase price.

3.	The Subscriber affirms that the information set forth on Exhibit A hereto is accurate as of the date hereof.

4.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

5.

This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

KKR US DIRECT LENDING FUND-U

By:	/s/ George Mueller
Name:	George Mueller
Title:	President

KKR US DIRECT LENDING FUND-U HOLDINGS L.P.
By its general partner, KKR US DIRECT LENDING HOLDINGS LLC

By:	/s/ Daniel O’Neill
Name:	Daniel O’Neill
Title:	Vice President

EXHIBIT A

Account type: Disregarded entity.

Account title: KKR US Direct Lending Fund-U Holdings L.P.

Account address: 30 Hudson Yards, Suite 7500, New York NY 10001

Tax identification number: 93-1481496

Distribution option: Cashe

Outgoing wire payment instructions for future dividend payments or tenders:

KKR US Direct Lending Fund-U Holdings L.P.

Bank of New York Mellon, New York

Swift Code: IRVTUS3N

ABA/NCC: 021000018

Beneficiary Name: KKR US Direct Lending Fund-U Holdings L.P.

Beneficiary Account#: 8901676241